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Emma Jo Kauffman

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DOLLAR GENERAL REPORTS INCREASED SEPTEMBER SALES;

OPENS 83 NEW STORES

GOODLETTSVILLE, Tenn. – October 7, 2004 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the September five-week period ended October 1, 2004, equaled $717.5 million compared with $638.8 million last year, an increase of 12.3 percent. Same-store sales for the September period increased 4.2 percent.  The average customer purchase in September was approximately $8.49 compared to $8.33 in the same period last year.  Customer transactions in same-stores increased approximately 2.6 percent.

September sales by major merchandise category were as follows:

	FY 2004	FY 2003	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	68%	65%	+9%
Seasonal	13%	13%	+3%
Home Products	11%	13%	-10%
Basic Clothing	8%	9%	-7%

For the nine weeks ended October 1, 2004, Dollar General total retail sales increased 11.7 percent to $1.3 billion from $1.2 billion in the same period a year ago.  Same-store sales for the nine-week period increased 3.6 percent.

For the 35 weeks ended October 1, 2004, Dollar General total retail sales increased 11.4 percent to $4.9 billion from $4.4 billion in the same period a year ago.  Same-store sales for the 35 weeks increased 3.3 percent.

New Store Openings

The Company opened 81 Dollar General stores and two Dollar General Markets during the five-week period ended October 1, 2004.  The Company closed 20 Dollar General stores during the period.  Year-to-date, the Company has opened 553 Dollar General stores and five Dollar General Markets and has closed 78 Dollar General stores, 14 of which were closed due to damage caused by hurricanes.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,180 neighborhood stores as of October 1, 2004.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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